EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 33-44150) pertaining to the 1987 Nonqualified Stock Option Plan of SPARTA, Inc.,

(2)	Registration Statement (Form S-8 No. 33-45915) pertaining to the SPARTA, Inc. Profit Sharing Plan,

(3)	Registration Statement (Form S-8 No. 333-40883) pertaining to the 1997 Stock Plan, and

(4)	Registration Statement (Form S-8 No. 333-72541) pertaining to the SPARTA, Inc. Profit Sharing Plan;
of our report dated March 21, 2007, except for the first three paragraphs in Note 8a) as to which the date is March 27, 2007, with respect to the consolidated financial statements of SPARTA, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Irvine, California
March 29, 2007